Exhibit 8.1

Subsidiaries of the Registrant

Jurisdiction of
Legal Name of Subsidiary	Organization
Zemenik LLC	Russia
Headhunter FSU Ltd	Cyprus
Headhunter LLC	Russia
100 Rabot TUT LLC	Belarus
Vsya Rabota LLC	Belarus
100 Rabot.AZ LLC	Azerbaijan
Headhunter.KZ LLP	Kazakhstan
Zarplata.ru LLC	Russia
Skilaz LLC	Russia
Headhunter Technologies LLC	Russia
COZ Headhunter LLC	Russia
IC HeadHunter JSC	Russia